Exhibit 10.27

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED IN ACCORDANCE WITH ITEM 601 OF REGULATION S-K, BECAUSE THE REGISTRANT HAS DETERMINED THAT THE OMITTED INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

JOINT DEVELOPMENT AGREEMENT

This Joint Development Agreement (this “Agreement”) is made and entered into as of August 20, 2021 (the “Effective Date”) by and between Factorial Inc. having its principal place of business at 19 Presidential Way, Suite 103, Woburn, MA 01801 (the “Company” or “Factorial”) and Hyundai Motor Company, having its principal place of business at 12, Heolleung-ro, Seocho-gu, Seoul, the Republic of Korea, and Kia Corporation, having its principal place of business at 12, Heolleung-ro, Seocho-gu, Seoul, the Republic of Korea (individually and collectively, “HMC”). Capitalized terms used herein shall have the meaning as defined below. The Company and HMC shall be referred to collectively as “Parties” and each individually as a “Party”.

WITNESSETH:

WHEREAS, the Company and HMC desire to engage in the following activities (collectively, the “Projects” and each, individually, a “Project”) and other Projects as may be agreed in writing from time to time:

1.	Supply of Company’s battery cells by the Company to HMC;
2.	Evaluation of Company’s battery cells by HMC;
3.	Joint research and development activities to enhance the performance of Company’s battery cells; and
4.	Exploration of potential joint manufacturing activities.

WHEREAS, in connection with this Agreement, Company and HMC are concurrently entering into a Stock Purchase Agreement (“Stock Purchase Agreement”) pursuant to which HMC is making a substantial investment in Company (the “Investment”);

WHEREAS, the Parties desire to engage in research and development activities that may result in HMC’s future manufacture and sale of a vehicle product that uses a battery containing Company’s Technology;

WHEREAS, Company and HMC will use this Agreement for terms and conditions applicable to Projects; and

WHEREAS, Company and HMC would like to define specific conditions for each Project in separate Statements of Work (each a “SOW”) agreed to by the Parties;

NOW, THEREFORE, in consideration of the mutual promises and consideration set forth in this Agreement, Company and HMC agree as follows:

1.	DEFINITIONS
1.1

“Affiliate” of a Party means any Person that controls, is controlled by, or is under common control with such Party, for so long as such control exists. For purposes of this definition, “control” (including, with correlative meanings, “controlled by” or “under common control with”) means that the applicable Person has direct or indirect ownership of at least fifty percent (50%) of the outstanding voting securities or other equity interests of the controlled Person and the power (directly or indirectly) to direct or cause the direction of the management and business affairs of such Person.

1.2

“Company Technology” means all Technology that is owned and/or controlled by the Company; provided that, for the avoidance of doubt and without limitation, the Company Technology excludes any Technology that is (i) owned and/or controlled by HMC or its Affiliates, (ii) owned jointly by both Parties, or (iii) obtained and/or acquired from HMC or its Affiliates pursuant to or in connection with this Agreement.

1.3

“Confidential Information” means proprietary information, product plans and technical specifications, design information, prototypes, test data, marketing and distribution plans and schedules, product availability information and other business, technical and financial information that either Party designates orally or in writing as confidential, and any other information that should be reasonably understood to be confidential, given the nature of the information and the circumstances surrounding its disclosure. Confidential Information shall not include documentation, information, data or know-how which and to the extent: (a) is publicly known at the time of disclosure to the receiving Party or to one of its employees or professional advisors, (b) becomes publicly known after such disclosure other than through an unauthorized disclosure by the receiving Party or one of its employees or professional advisors in breach of an obligation of confidentiality under this Agreement, (c) lawfully comes into the possession of the receiving Party or one of its employees or professional advisors from a third party on a non-confidential basis as evidenced by the receiving Party and without a breach of such third party’s obligations of confidentiality, or (d) is developed independently by the receiving Party, without the use of or reference to the disclosing Party’s Confidential Information, as evidenced by written evidence.

1.4	“Damages” mean all liabilities, damages of any type, costs (including court costs), expenses (including attorneys’ fees), taxes, fines, penalties, and interest.
1.5	“Disclosing Party” means a Party disclosing Confidential Information to the other Party.
1.6

“Background Intellectual Property Right(s)” means all IP developed or acquired, either before or outside of the performance of this Agreement, and without use of the other Party’s Confidential Information.

1.7

“Foreground Intellectual Property Right(s)” means all IP developed solely by Company, solely by HMC, or jointly between Company and HMC, in each case in performance of a SOW or this Agreement; provided that, for the avoidance of doubt and without limitation, Foreground Intellectual Property Right(s) exclude all Background Intellectual Property Right(s).

1.8	“Hyundai Competitor” means [***].
1.9

“IP” or “Intellectual Property” means patent rights, copyrights, trademark rights, rights in trade secret (if any), Technology, design rights, database rights, domain name rights, moral rights, and any other intellectual property rights (registered or unregistered).

1.10

“Materials” mean all Technology of a Party used by such Party or provided to the other Party in connection with completing a Project, including modifications, changes, and derivatives thereto, (i) created, acquired, or otherwise obtained prior to the Effective Date, or (ii) all Background Intellectual Property or Technology developed at any time outside of the course of a Project, provided, where such development occurred after the Effective Date, the owning Party made no use of or reliance upon Confidential Information of the other Party for such development and subsequent reduction to practice.

1.11	“Project Deliverables” mean all deliverables to be delivered under a SOW as specified in such SOW.
1.12	“Receiving Party” means a Party receiving Confidential Information from the other Party.
1.13	“Representatives” mean officers, directors, employees, consultants, contractors, subcontractors, agents, and advisors of a Party.
1.14	“Technical Coordinator” means a Party’s Representative appointed to manage the Party’s work and performance for completion of a Project.
1.15

“Technology” means tangible and intangible know-how, knowledge, concepts, procedures, schematics, works of authorship, trade secrets, technical information and data, ideas, processes, inventions, chemical or material composition or structure, technology, discoveries, improvements, methods, compositions, formulae, techniques, test results, devices, designs, production specifications and procedures, and strategic business information.

1.16	“Term” means the duration of this Agreement, which commences on the Effective Date and continues until terminated pursuant to Section 7.2 hereof.
1.17	“Third Party” means any entity other than a Party or a Party’s Affiliates.
2.	STATEMENTS OF WORK
2.1

During the Term of this Agreement, each Party agrees to use commercially reasonable best efforts to complete the Projects, engage in the cooperation and co-development, and provide the other Party with their respective Project Deliverables as specified in each SOW. The initial SOWs are attached as Exhibit A and Exhibit B hereto. Additional SOWs may be mutually agreed in writing from time to time. All SOWs citing this Agreement by its name and date are governed by the terms and conditions of this Agreement. During the term of a SOW, if the Parties wish to alter, modify, expand or change the scope of the Project, that Project Change requires a written mutually agreed-upon amendment of the applicable SOW.

2.2

In consideration of the materials to be provided by Company and Company’s other commitments in a SOW, HMC shall pay Company the fees set forth on each SOW. Company shall provide invoices with a level of detail as reasonably requested by HMC. Invoices shall be delivered to HMC at the notices address set forth in Section 9.2. Invoices are payable within 60 days of their issuance date. All fees shall be stated and paid in U.S. Dollars. HMC shall be responsible for the payment of all taxes, levies and assessments imposed on payments due hereunder or otherwise resulting from this Agreement, except for taxes payable on Company’s net income.

2.3

The work performed under the Agreement involves discovery and research, the outcomes of which are difficult to predict, and success cannot be guaranteed. The Parties agree to use commercially reasonable best efforts to perform the activities set forth in each SOW, including amendments to such SOWs, if any. Except with respect to a Party’s failure to meet its performance obligations, failure to achieve or deliver a particular outcome or result in accordance with the SOW is not considered a breach by either Party, nor does it entitle a Party to any refunds or credits of amounts paid under the Agreement, unless otherwise expressly agreed upon in writing by the Parties.

3.	OWNERSHIP
3.1	Each Party acknowledges that this Agreement is non-exclusive and shall not prevent the other Party from collaborating with any Third Party to develop and manufacture battery materials and cells.

3.2

Each Party acknowledges and agrees that, as between the Parties, each Party is and will remain for all purposes hereunder the sole and exclusive owner of all right, title and interest in and to its independent Technology and its Background Intellectual Property Rights. Each Party acknowledges that it acquires no rights under this Agreement to the other Party’s independent Technology or Background Intellectual Property Rights.

3.3

Each Party shall be the sole and exclusive owner of all Foreground Intellectual Property Rights developed solely by such Party, except that the Parties mutually agree that, ownership of all the following Foreground Intellectual Property Rights are and shall be assigned to as follows:

3.3.1

Except as provided in below Section 3.3.2, any Foreground Intellectual Property Rights related to [***] (“Cell IP”), by the Company are and shall be owned solely by the Company unless otherwise specifically agreed to by each Party in writing. [***].

3.3.2

In the event that HMC develops any Cell IP with the use of Company’s Confidential Information (“Licensed Cell IP”), such Licensed Cell IP shall be owned solely by HMC unless otherwise specifically agreed upon by the Parties in writing. HMC shall disclose such Licensed Cell IP to the Company, with full documentation thereof, on a monthly basis, and shall grant, and HMC hereby grants, to the Company and its Affiliates a non-exclusive, perpetual, irrevocable, worldwide, fully-paid, sublicensable (through one or more tiers), transferable (solely in connection with a permitted assignment of this Agreement pursuant to Section 9.3) license to copy, use, modify and create derivative works of such Licensed Cell IP and to develop, make, have made, import, offer to sell and sell any products or services incorporating such Licensed Cell IP; provided that the Company, its Affiliates and their respective direct and indirect sublicensees shall not provide any such Licensed Cell IP, or sell or offer (directly or indirectly) any products or services incorporating such Licensed Cell IP, to any Hyundai Competitor. Company shall be liable for any breach of such license by its Affiliates and any direct or indirect sublicensees of Company or any Affiliate. For the avoidance of doubt, any Intellectual Property related to battery materials, components and/or cell design and/or the cell manufacturing process that HMC develops outside the performance of, or apart from collaborative activities under this Agreement and without the use of Company’s Confidential Information shall be owned solely by HMC.

3.3.3

Any Foreground Intellectual Property Rights in [***] (“Cell Manufacturing IP”), are and shall be jointly owned by the Parties, without any duty to account or pay royalties to the other Party, unless otherwise specifically agreed to by each Party in writing. Each Party agrees to disclose to the other Party any such Cell Manufacturing IP developed by such Party. Each Party hereby assigns to the other Party a joint ownership interest in such Cell Manufacturing IP, with no duty to account or pay royalties. Notwithstanding the foregoing, any Foreground Intellectual Property Rights related to [***](“Materials Fabrication IP”), are and shall be owned solely by the Company unless otherwise specifically agreed to by each Party in writing. [***].

3.3.4

Any Foreground Intellectual Property Rights [***] (“System IP”) are and shall be owned solely by HMC unless otherwise specifically agreed to by each Party in writing. The Company shall disclose any such System IP that it develops, individually or jointly with HMC, to HMC, with full documentation thereof, on a monthly basis, and shall assign, and hereby assigns to HMC all of the Company’s right, title and interest in and to the System IP.

The Parties will exercise reasonable efforts to ensure that any applicable employee or agent of such Party will execute written instruments reasonably necessary to secure title to any patent or patent application or other IP which would be within the Foreground Intellectual Property Rights.

3.4

Each Party’s Materials and all Intellectual Property therein are and remain the sole property of such Party or its third party licensors. Except as expressly set forth in this Section 3.4, each Party obtains no right, title or interest in the other Party’s Background Intellectual Property, except that during the term of the applicable SOW, each Party may use the other Party’s Materials for the sole, exclusive and limited purpose of completing the Project or creating the Project Deliverables specified in such SOW and in compliance with this Agreement. Except as pursuant to and during the term of the applicable SOW, neither Party shall disassemble, directly or indirectly reverse engineer or analyze the chemical or material composition or structure of any Material provided by the other Party. Parties may not encumber the other Party’s Background Intellectual Property Rights in any way, and must promptly return or destroy (as determined by the requesting Party) all of the other Party’s Materials, Technology, and Confidential Information in possession or control upon the other Party’s request (other than such other Party’s Foreground Intellectual Property Rights licensed to such Party) and, in any event, upon termination or expiration of this Agreement or the applicable SOW. Except as set forth herein and as set forth in Section 3.6, no express or implied licenses to any Background Intellectual Property are granted under this Agreement.

3.5

In the event that HMC provides Company with suggestions regarding improvements, enhancements or extensions to any Company Technology (“Suggestions”), HMC hereby grants to Company a non-exclusive, perpetual, irrevocable, sublicensable (through one or more tiers), transferable, royalty-free, fully paid-up, and worldwide right and license to copy, use modify and otherwise exploit such Suggestions. In the event, that the Company develops any Intellectual Property that arises from such Suggestions (“Improved IP”) and files any registrations for patent rights in such Improved IP within three (3) years of the date of the applicable Suggestion (“Improved Patents”), the Company will grant and hereby grants HMC and its Affiliates, a non-exclusive, perpetual, irrevocable, sublicensable (through one or more tiers), transferable, royalty-free, fully paid-up, and worldwide right and license under such Improved Patents to develop, copy, make, have made, use, import, offer to sell and sell any products solely as embedded in, or sold for use in, vehicle (including without limitation cars, trucks, buses, air mobility and similar transportation vehicles) products of HMC or its Affiliates. During the period of two (2) years after the date of the applicable Suggestion, the Company shall disclose any such Improved IP that it develops, individually or jointly with HMC, to HMC, with full documentation thereof, on a monthly basis (which disclosure, other than with respect to Improved Patents, is solely for the purpose of verifying the Company’s compliance with the following sentence). The Company, its Affiliates and their respective direct and indirect sublicensees are prohibited from directly or indirectly providing any such Improved IP or any products or services incorporating such Improved IP to any Hyundai Competitor for a period of two (2) years from the termination of this Agreement. Company shall be liable for any breach of such license by its Affiliates and any direct or indirect sublicensees of Company or any Affiliate.

3.6

During the twelve (12) months after the Effective Date of this Agreement, Company will use commercially reasonable best efforts to negotiate and enter into definitive commercial agreement(s) (each, a “Commercial Agreement”) with HMC whereby [***].

[***]

3.7

Company understands that each Party may currently or in the future be developing Technology internally, or receiving Technology and related information from other Parties, which may be similar to the Technology that is the subject of this Agreement. Nothing in this Agreement shall in any way limit or restrict either Party from collaborating or conducting joint development with others related to Technology, or developing internally Technology, or having Technology developed for it, that is similar to or competes with the Technology that is the subject of this Agreement; provided that in the course of such development no express provisions of this Agreement are breached, including the confidentiality obligations set forth in the below Section 4.

3.8

Each Party will promptly notify the other Party as to the creation of, the conception or reduction to practice of any jointly-owned IP under this Agreement. The Parties further agree not to file any patent, trademark, or copyright applications (“IP Application(s)”) for jointly-owned IP without first notifying the other Party. The Party primarily responsible for the invention of a specific jointly-owned IP pursuant to this Agreement (the “Inventing Party”) will give the non-Inventing Party at least thirty (30) days’ prior written notice before submitting any IP Application. In the event the non-Inventing Party disputes ownership of such jointly-owned IP during such thirty (30)-day period, then neither Party shall file an IP Application unless and until ownership of such IP is resolved by mutual agreement of the Parties or pursuant to Section 9.15.

3.9

The Party primarily responsible for the invention of a specific jointly-owned IP pursuant to this Agreement (the “Inventing Party”) has the first right, to, file, prosecute and control any and all IP Applications arising from such jointly-owned Intellectual Property.

3.10

(i) The Party filing an IP Application for any jointly-owned IP shall bear the costs and expenses of such IP Application, unless mutually agreed to otherwise by the Parties; and (ii) either Party will be free to treat, exploit or dispose of any such jointly-owned IP as it sees fit, including, but not limited to, the right to make, have made, use, offer for sale, sell or otherwise distribute, perform and display, reproduce, modify, make derivative works of, combine with such Party’s other products, electronically transfer, import and export, such jointly-owned IP without a duty to account or pay any royalties to the other Party. For the purpose of clarity, each Party shall have the sole right to file, prosecute and maintain any IP solely owned by that Party.

3.11

The Inventing Party will promptly notify the other Party (the “Non-Inventing Party”) as to whether any IP Applications will be prepared for any jointly-owned IP. The Inventing Party will provide the Non-Inventing Party with a reasonable opportunity to review and provide substantive input to material decisions relating to the prosecution and maintenance of IP Applications for the jointly-owned IP or for the Non-Inventing Party to file and prosecute such IP Application if the Inventing Party decides not to move forward with filing and prosecution. The Inventing Party will furnish to the Non-Inventing Party copies of documents relevant to any such prosecution and maintenance reasonably in advance of expiration of response or application deadline in order to provide the Non-Inventing Party a meaningful opportunity to comment thereon and to participate in all material decision making regarding such prosecution and maintenance. The Inventing Party will consider all substantive input and comments provided by the Non-Inventing Party regarding the prosecution and maintenance of such IP Applications.

3.12

Any improvements, updates and modifications made to jointly-owned IP after the filing of a patent applications for such jointly-owned IP shall be owned by the Party making such improvements, updates and modifications, subject to the provisions of Section 3.5.

3.13

Upon learning of any infringement of jointly-owned IP, from any source, the Party discovering such infringement shall notify the other Party. Prior to either Party taking any action with respect to such infringement, the Parties shall first determine if they desire to jointly take action to suppress or eliminate such infringement. If the Parties decide to take such action jointly, the Parties agree that they will share equally in the expenses related to such actions, and share equally in any recovery as a result of such action. In the event that either Party decides not to participate in such action, the other Party shall have sole discretion to take whatever action it determines is necessary or appropriate under the circumstances, including without limitation legal action to suppress or eliminate any such infringement, at the acting Party’s expense. The non-acting Party agrees to use commercially reasonable efforts to cooperate with the acting Party in such action and the acting Party agrees that it will reimburse the non-acting Party’s reasonable and actual expenses incurred in such action. The acting Party retains all recovery from such action.

3.14

In connection with one or more Project(s), HMC will disclose to Company test result data and other information regarding its testing (including without limitation, methods, processes, techniques and specifications related to testing) under such Project (the “Testing Information”). Such Testing Information disclosed by HMC to Company shall remain the property of HMC and be treated as Confidential Information of HMC hereunder. Company will also treat the test result data and all such findings as Confidential Information of HMC and shall not disclose such test result data to a third party without prior written permission from HMC.

4.	CONFIDENTIALITY
4.1

Each Party agrees: (a) to use the Confidential Information of the other Party solely for the purpose of carrying out its obligations under this Agreement and evaluating a Commercial Agreement between the Parties (the “Commercial Purpose”) and (b) to keep and treat the Confidential Information of the other Party strictly confidential, and not to disclose any Confidential Information of the other Party except as provided under this Agreement. Each Party may disclose Confidential Information received from the other Party only to its Affiliates and its and their respective employees and/or professional advisors who need to know such information for the Commercial Purpose; provided, however, that such Affiliates, employees and/or professional advisors are bound to confidentiality agreements at least as protective as this Agreement. Each Party shall be liable for a breach of the obligations under this Section 4 by its Affiliates and its and their respective employees and/or professional advisors.

4.2

Notwithstanding the foregoing, the receiving Party may disclose, after giving the disclosing Party written notice of such disclosure so that the receiving Party may seek a protective order or other confidentiality protection, Confidential Information of the disclosing Party to the extent required by law, legal process or other similar governmental disclosure requirement; provided that the disclosing Party will cooperate in good faith to assist the disclosing Party in seeking a protective order or other confidentiality protection.

4.3

The obligations under this Section will terminate three (3) years after termination of this Agreement. The Parties agree that this Agreement supersedes and restates the obligations under the Mutual Non-Disclosure Agreement dated February 20, 2020 between the Parties.

5.	ADDITIONAL HMC RIGHTS
5.1	Most Favored Conditions. [***]:
5.1.1	[***];
5.1.2	[***].
5.1.3	[***].
5.1.4	[***].
5.2	Right of Notification.
5.2.1	[***].
5.2.2	[***].
5.2.3

Termination. HMC’s rights under this Section 5.2 shall survive the termination of this Agreement, and instead terminate and be of no further force or effect upon the earlier of (i) such time as such HMC (together with its Affiliates) holds less than 467,981 shares of Preferred Stock (or any security issuable or issued upon conversion or exchange thereof) (as appropriately adjusted for stock splits, stock dividends, recapitalizations, reclassifications, reorganizations, combinations and the like) of the Company; (ii) immediately before the consummation of the IPO, (iii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act; (iv) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, or (v) immediately before the consummation of a SPAC Transaction, whichever event occurs first (in each case as defined in the Investors’ Rights Agreement executed in connection with Company’s Series C-2 Financing) .

6.	LIABILITY
6.1

Except as expressly provided herein, all Materials are prepared and provided “as is” and Company disclaims any warranty, express or implied, with respect to Materials, including without limitation any warranty of identity, purity, safety, or activity of the Materials, or merchantability or fitness for any particular purpose.

6.2

Except as set forth in Section 6.3 or for liability under Section 6.4, neither Party (a) shall be liable for any lost profits or any special, indirect, consequential, or punitive damages of any kind arising out of or in connection, including potential lost profits or economic loss, with the Agreement or (b) shall be liable for any damages in excess of the amounts paid or payable to the Company under this Agreement.

6.3

Notwithstanding anything in this Section 6 to the contrary, neither Party excludes or limits its liability to the other Party for (i) its breach of obligations of confidentiality or misappropriation or misuse of the other Party’s IP; or (ii) damages resulting from the gross negligence or willful misconduct of such Party or its agents or employees, its fraudulent misrepresentation, or for any other liability which cannot be excluded or limited under applicable law.

6.4

The Company shall (A) defend HMC and its Affiliates and any of their respective officers, employees and agents (“Indemnitees”) from and against any and all third-party claims, demands, causes of action, suits or proceedings whatsoever (“Claim(s)”), caused by infringement of any third party’s intellectual property rights through HMC’s use or exercise of the Background Intellectual Property Rights or Foreground Intellectual Property Rights provided by Company, solely (a) for HMC’s activities (which, for the sake of clarity, will exclude any commercial sales) under a SOW, solely during the term of such SOW, and not for any sale or other provision of any products or services by HMC or its Affiliates to any third party and (b) to the extent such infringement is not caused by any modifications, additions or changes to such Background Intellectual Property Rights or Foreground Intellectual Property Rights made by HMC or its Affiliates and (B) indemnify and hold harmless the Indemnitees from and against any and all damages, liabilities, losses, and costs related thereto (including, without limitation, reasonable attorneys’ fees and costs), arising out of or in connection with such Claims; provided that HMC (i) shall provide the Company with prompt notice of any claim for which indemnification may be sought pursuant to this Agreement, (ii) the Indemnitees shall grant Company the sole control of the defense and settlement of any such Claims and (iii) HMC shall provide reasonable assistance to Company in connection with the defense or settlement of any such Claims, at Company’s request and expense. The delay or failure of HMC to give reasonably prompt notice to the Company of any such claim shall not affect the rights of HMC unless, and then only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects the Company. Company shall not settle a Claim in a manner which imposes any obligations or admissions on an Indemnitee without the prior consent of such Indemnitee. The Commercial Agreement will include intellectual property infringement indemnification by Company for Core Components supplied by Company thereunder that is substantially similar to the indemnification provided in this Section. The foregoing indemnity is HMC’s and its Affiliates’ sole remedy for any infringement of third party intellectual property rights in the Background Intellectual Property or Foreground Intellectual Property Rights.

7.	TERM AND TERMINATION
7.1

The Term of this Agreement continues in effect until terminated. Each SOW will define its term and, unless otherwise stated therein, each SOW begins on the date that SOW is signed by the last signatory.

7.2	Either Party may immediately terminate this Agreement or any SOW at the end of the notice period below if:
7.2.1	the other Party materially breaches Section 2.1, Section 2.2, Article 3, or Article 4; and
7.2.2	the Party in material breach of this Agreement fails to cure that breach within 30 days after receiving written notice from the Party identifying the breach.
7.3	HMC may terminate this Agreement or a SOW at any time for any or no reason upon 30 days written notice to the Company.
7.4

Termination of this Agreement terminates all outstanding SOWs. Expiration or termination of any SOW constitutes the expiration or termination of such SOW only and does not affect this Agreement (except as applied to such SOW) or any other SOW outstanding under this Agreement. Within 30 days following the termination of a SOW, HMC shall reimburse Company for all expenses and/or costs commitments that Company is unable to cancel, incurred until termination of such SOW, in aggregate up to the agreed maximum fee of such SOW. Articles 3, 4, 5, 6, 8 and 9 of this Agreement will survive any termination or expiration of this Agreement according to their respective terms (or indefinitely if no term is stated).

8.	PUBLICITY
8.1

Either Party may issue or release announcements, statements, press releases, or other publicity or marketing materials relating to this Agreement, or otherwise use the other Party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, only with the prior written consent of the other Party, which consent may be withheld at such other Party’s sole discretion.

8.2	The Parties agree that the Company will issue a press release announcing the signing of this agreement, subject to both Parties approving the content of the announcement prior to such release.
9.	GENERAL
9.1

Export Controls. Company and HMC each understand and acknowledge that in performing this Agreement, Company and HMC may gain access to information, technology or other items that are subject to regulations by agencies of the U.S. Government including, but not limited to, the Export Administration Regulations (15 CFR §730-774) as administered by the U.S. Department of Commerce, Bureau of Industry and Security. Company and HMC understand and acknowledge their obligation to control the flow of such regulated information, technology, or other items, including, without limitation, when such information, technology, or other items is Confidential Information, and to cooperate with each other in compliance with such regulations and obtain all required authorizations or licenses. Company and HMC each certifies that it shall not knowingly export or re-export such regulated information, technology, or other items, including without limitation when such information is Confidential Information, received from the other Party without first obtaining all required government authorizations or licenses in addition to any consents from the other Party otherwise required by this Agreement. Without limiting the foregoing, Company certifies that certain items that will be exported to HMC under this Agreement are or may be controlled under the jurisdiction of the Export Administration Regulations administered by the U.S. Commerce Department’s Bureau of Industry and Security under Export Control Classification Numbers 3A001.e.1.b and 3E001 (when used in the development or production of 3A001.e.1.b items). As such, these items are eligible for export, reexport, and transfer (in country) to HMC under License Exception Strategic Trade Authorization (STA) in accordance with 15 C.F.R. 740.20(c)(1) to the countries listed in Country Group A:5 at Supplement No. 1 to 15 C.F.R. Part 740, which currently includes South Korea. Company and HMC each certifies that it will comply with the License Exception requirements under License Exception STA, including, but not limited to, the Conditions described under 15 C.F.R. 740.20(d).

9.2

Notices. All notices must be in writing and are valid if sent by: (a) registered or certified mail, return receipt requested, postage prepaid; (b) express mail or courier service providing a receipt of delivery; or (c) email evidenced by a printed record of return receipt confirmation. Notices are effective upon receipt.

Company:		HMC:
Attn:	[***]	Attn:	[•]
Address:	Factorial Inc.	Address:	Hyundai Motor Company
	19 Presidential Way, Suite 103		[•]
	Woburn, MA 01801		[•]
Email:	[***]	Email:	[•]

9.3

Assignment. Neither Party may assign this Agreement without the written consent of the other, except that either Party may assign this Agreement without consent to an acquirer or successor in connection with a merger, consolidation, reorganization or sale of all or substantially all assets or capital stock of such Party, provided that, in the case of the Company, such acquirer or successor is not a Hyundai Competitor. Notwithstanding the above, HMC may assign this Agreement to its Affiliates without the Company’s written consent. Any attempted assignment in violation of this Section 9.3 shall be void and of no force or effect.

9.4

Compliance with Law. The Parties will at all times comply with all applicable foreign, U.S., state, and local laws, rules and regulations relating to the execution, delivery, and performance of any obligations under this Agreement, including export control laws, and will obtain all governmental permits and licenses required for such Party to perform its obligations under this Agreement.

9.5	Force Majeure. Neither Party will be liable for failure or delay in performance to the extent caused by circumstances beyond its reasonable control.
9.6	No Waiver. Neither Party will be treated as having waived any rights by not exercising (or delaying the exercise of) any rights under this Agreement.
9.7

No Agency. This Agreement does not create any agency, partnership, or joint venture between the Parties. For the purposes of this Agreement, the relationship between the Parties is that of independent contractors. Neither Party has authority to contract for nor bind the other Party in any manner whatsoever.

9.8	No Third-Party Beneficiaries. This Agreement does not confer any benefits on any third party unless it expressly states that it does.

9.9	Execution. The Parties may execute this Agreement using electronic signatures, electronic copies, and counterparts.
9.10

Entire Agreement. This Agreement sets out all the terms agreed between the Parties and supersedes all other agreement between the Parties relating to its subject matter. Any terms or conditions on a quote, purchase order, invoice, or other similar document related to this Agreement are void.

9.11	Amendments. Any amendment must be in writing, signed by both Parties, and expressly state that it is amending this Agreement.
9.12	Severability. If any term (or part of a term) of this Agreement is invalid, illegal or unenforceable, the rest of this Agreement will remain in effect.
9.13

Order of Precedence. In the event of any conflict between the terms and conditions of this Agreement and a SOW incorporating this Agreement by reference, the Agreement controls unless specifically stated otherwise in the SOW.

9.14	Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
9.15

Dispute Resolution. Each Party agrees that any dispute arising out of or in connection with this Agreement (including any dispute or claim relating to any non-contractual obligations arising out of or in connection with this Agreement) or any Intellectual Property developed under or as a result of this Agreement shall be resolved by arbitration under the Arbitration Rules of the International Arbitration Association, and any resulting award or judgment shall be binding and nonappealable and may be entered in any court of competent jurisdiction to enforce it. The seat of such arbitration shall be in San Francisco, California.

[Signatures follow on the next page]

IN WITNESS WHEREOF, Company and HMC have caused this Joint Development Agreement to be executed by their duly authorized officers on or as of the Effective Date.

FACTORIAL INC.		HYUNDAI MOTOR COMPANY

By:	/s/ Siyu Huang	By:	/s/ Saheum Kim

Name: Siyu Huang		Name: Saheum Kim

Title: CEO		Title: General Manager, Advanced Battery Development Team

Date:		Date:	Aug. 11, 2021

ATTACHMENT 1 – CORE MATERIALS

EXHIBIT A – STATEMENT OF WORK No.1

EVALUATION OF LI-METAL CELLS

EXHIBIT B – STATEMENT OF WORK #2

MATERIALS, TEST PLAN, EVALUATION SITE & AUTHORIZED EMPLOYEES